CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form F-10/A (No.333-249078) of Lithium Americas Corp. of our report dated March 12, 2020 relating to the financial statements of Lithium Americas Corp., which appears in an exhibit incorporated by reference in this registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada
October  19, 2020